Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 4 to Registration Statement No. 333-144099 on Form S-1 of our report on the consolidated balance sheets of Affinion Group Holdings, Inc. (the “Company”) as of December 31, 2006 and 2005, and the related consolidated statements of operations, changes in stockholders’ equity (deficit), and cash flows for the year ended December 31, 2006 and the period from October 17, 2005 (commencement of operations) to December 31, 2005, and the combined statements of operations, changes in combined equity, and cash flows of Cendant Marketing Services Division (the “Predecessor”) for the period from January 1, 2005 to October 16, 2005, and for the year ended December 31, 2004, dated June 25, 2007 (September 21, 2007 as to the effects of the stock split discussed in Note 13) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Predecessor being a division of Cendant Corporation through October 17, 2005 and following the sale of the Predecessor to the Company it continued to enter into transactions with Cendant Corporation), appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Stamford, CT

October 5, 2007